                                                Filed pursuant to Rule 424(B)(5)
                                                SEC File No. 333-10145

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 14, 1996)

                            [EDS LOGO APPEARS HERE]
                                 $1,500,000,000
                      Electronic Data Systems Corporation
                       $500,000,000 6.850% Notes due 2004
                       $700,000,000 7.125% Notes due 2009
                       $300,000,000 7.450% Notes due 2029
                               ----------------

      The 2004 Notes bear interest at the rate of 6.850% per year, the 2009 Notes bear interest at the rate of 7.125% per year, and the 2029 Notes bear interest at the rate of 7.450% per year. Interest on the Notes is payable on April 15 and October 15 of each year beginning April 15, 2000. The 2004 Notes will mature on October 15, 2004, the 2009 Notes will mature on October 15, 2009, and the 2029 Notes will mature on October 15, 2029. We may redeem some or all of the Notes at any time. The redemption prices of the Notes are described under the heading "Description of the Notes--Optional Redemption" beginning on page S-17 of this Prospectus Supplement. The Notes are unsecured and rank equally with all of our other unsecured senior indebtedness. We will issue the Notes in minimum denominations of $1,000 increased in integral multiples of $1,000.

      We have applied to list the Notes on the Luxembourg Stock Exchange.

                                          Public                   Proceeds to
                                         Offering    Underwriting  EDS, Before
                                        Price (1)      Discount     Expenses
                                      -------------- ------------  -----------
     Per 2004 Note..................         99.899%         .6%          99.299%
     Total..........................    $499,495,000  $3,000,000     $496,495,000
     Per 2009 Note..................           99.9%        .65%           99.25%
     Total..........................    $699,300,000  $4,550,000     $694,750,000
     Per 2029 Note..................           99.5%       .875%          98.625%
     Total..........................    $298,500,000  $2,625,000     $295,875,000
      Total.........................  $1,497,295,000 $10,175,000   $1,487,120,000

     (1) Plus accrued interest from October 12, 1999, if settlement occurs after that date

      Neither the United States Securities and Exchange Commission, state securities regulators, the Luxembourg Stock Exchange nor any foreign governmental agencies have approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, the Euroclear System or Cedelbank on or about October 12, 1999.
                               ----------------
                          Joint Book-Running Managers
Merrill Lynch & Co.                                         Salomon Smith Barney
                               ----------------
Banc of America Securities LLC
      Chase Securities Inc.
                    Credit Suisse First Boston
                              Goldman, Sachs & Co.
                                           J.P. Morgan & Co.
                                                     Morgan Stanley Dean Witter
                               ----------------
           The date of this Prospectus Supplement is October 6, 1999.

                               TABLE OF CONTENTS

                             Prospectus Supplement

Forward-Looking Statements.................................................  S-2
Where You Can Find More Information........................................  S-4
Information We Incorporate by Reference....................................  S-4
The Company................................................................  S-6
Directors and Executive Officers........................................... S-11
Ratio of Earnings to Fixed Charges......................................... S-12
Use of Proceeds............................................................ S-12
Capitalization............................................................. S-13
Summary Financial Information.............................................. S-14
Description of the Notes................................................... S-16
Material United States Federal Income Tax Considerations................... S-22
Underwriting............................................................... S-26
Validity of the Securities................................................. S-28
Experts.................................................................... S-28
General Information........................................................ S-28

                                   Prospectus

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   3
Use of Proceeds.............................................................   3
Ratio of Earnings to Fixed Charges..........................................   3
Description of Debt Securities..............................................   4
Plan of Distribution........................................................  16
Legal Matters...............................................................  16
Experts.....................................................................  16

                               ----------------

                           FORWARD-LOOKING STATEMENTS

      This Prospectus Supplement and the accompanying Prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan" and "forecast." Those statements represent EDS' intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of EDS' control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Those factors include:

     . competition in our lines of business and the effect of competition on pricing, revenues, and margins;

     .  the financial performance of current and future client contracts;

     . with respect to client contracts accounted for under the percentage-of-completion method of accounting, the performance of such contracts in accordance with our cost estimates;

     . our ability to improve productivity and achieve synergies from acquired businesses;

     . the degree to which third parties continue to outsource information technology and business processes;

     .  the cost of attracting and retaining highly skilled personnel;

     . with respect to Year 2000 exposure, the successful remediation of our internal systems and the interpretation of information technology contracts with clients;

     . the successful implementation of the recently announced realignment of our business organization;

     .  changes in interest rates and foreign currency exchange rates; and

     . the effect of accounting policies issued periodically by accounting standard-setting bodies.

      In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this Prospectus Supplement and the accompanying Prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               ----------------

      You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of the respective dates on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. If this Prospectus Supplement contains any information that conflicts with the information provided in the accompanying Prospectus, the information contained in this Prospectus Supplement shall be deemed to update and supersede such information set forth in the accompanying Prospectus.

      The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the Underwriters or any of them, to subscribe to or purchase any of the Notes, and may not be used for or in connection with any offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

      This Prospectus Supplement and the accompanying Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information about us. We accept full responsibility for the accuracy of the information contained in this Prospectus Supplement and the accompanying Prospectus and confirm, having made all reasonable inquiries, that, to the best of our knowledge and belief, there are no other facts the omission of which would make any statement herein misleading in any material respect.

      We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Paribas Luxembourg, 10A boulevard Royal, L-2093 Luxembourg.

      In this Prospectus Supplement "we," "our," "us," and "EDS" refer to Electronic Data Systems Corporation. All references in this Prospectus Supplement and the accompanying Prospectus to "$" and "dollars" are to the currency of the United States of America. If we use a capitalized term in this Prospectus Supplement and do not define the term in this document, it is defined in the Prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or from our web site at www.eds.com.

      This Prospectus Supplement and the accompanying Prospectus are part of a registration statement on Form S-3 we have filed with the SEC relating to the securities we may offer (Reg. No. 333-10145). As permitted by SEC rules, this Prospectus Supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. For further information on EDS and the Notes, you should refer to our registration statement and its exhibits.

                    INFORMATION WE INCORPORATE BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means:

     .  incorporated documents are considered part of the Prospectus
        Supplement,

     . we can disclose important information to you by referring you to those documents, and

     . information that we file with the SEC will automatically update this Prospectus Supplement.

      We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934;

     .  Annual Report on Form 10-K for the year ended December 31, 1998,

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, and June 30, 1999, and

     . Current Reports on Form 8-K dated April 29, 1999, May 6, 1999, and September 7, 1999.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus Supplement but before the end of the Notes offering:

     .  Reports filed under Sections 13(a) and (c) of the Exchange Act,

     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting, and

     .  Any reports filed under Section 15(d) of the Exchange Act.

      You may request a copy of any filings referred to above (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the following address:

            EDS Investor Relations--Mailstop H1-2D-05
            5400 Legacy Drive
            Plano, Texas 75024-3105
            Telephone number: (972) 605-8933

      In addition, these documents are also available free of charge at the offices of Paribas Luxembourg, 10A boulevard Royal, L-2093 Luxembourg.

                                  THE COMPANY

      EDS, a leader in the global information technology services industry for more than 35 years, delivers high-value consulting, electronic business solutions, business process management, and systems and technology expertise to thousands of business and government clients around the world.

      In September 1999, we announced the realignment of our organization on a global basis along the following four lines of business: information technology
(IT) outsourcing, served by our Information Solutions unit; business process management, served by our Business Process Management unit; solutions consulting, served by our E.solutions unit; and high-value consulting, served by our A.T. Kearney subsidiary. These changes are designed to drive future growth by simplifying our approach to the market, improving client focus, and creating fully integrated, global businesses. We believe these changes will also enable us to significantly reduce our expenses by removing management layers and eliminating duplicate capabilities, resources and platforms.

      As part of this realignment, we have designated global industry groups to provide a consistent, current repository of global industry knowledge across all four business lines. These industry groups are: financial services; travel and transportation; healthcare; energy and chemicals; government; products and retailing; and communications, entertainment and media. We expect this to enhance our ability to develop client and industry specific solutions and more effectively integrate our industry experts across the company. We have also created a new position of Client Executive to serve as a single point of client contact for service delivery and management across all lines of business on a global scope. We expect this to enhance our ability to manage and deepen client relationships, understand client needs, improve client value, and better leverage our capabilities and knowledge.

      As of August 31, 1999, we employed approximately 125,000 persons in the United States and approximately 50 other countries. We were incorporated under the laws of the State of Delaware on March 25, 1994, and succeeded to the business and assets of Electronic Data Systems Corporation, a Texas corporation that was incorporated in 1962. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024, telephone number: (972) 604-6000.

Information Solutions

      Information Solutions, our largest line of business, encompasses our traditional information technology outsourcing business. Information Solutions includes network and system operations, data management, applications development, and field services, as well as Internet hosting environments and web site management. Our capabilities help clients align IT and operations with business strategy while ensuring predictable performance and costs. We have been a leader in the IT services industry for over 35 years.

      Our Information Solutions services include:

     . Centralized Systems Management. We offer data processing services for stand-alone, midrange or high-end systems physically located in one or more controlled environments. This includes management services for traditional application processing environments, as well as specialized services such as web site hosting and data warehousing. These services help clients reduce risk, facilitate cost-effective growth, improve delivery, efficiency and quality, and enhance client-to-customer relationships.

     . Distributed Systems Management. We offer end-to-end services to plan, deploy, operate and refresh an enterprise's total distributed environment. This includes traditional laptop and desktop environments, as well as the emerging thin client model supported by network-based applications (often referred to as apps on taps). Benefits to clients for these services may include reduced cost of ownership, increased return on investment, transformation of PCs into information tools, increased speed to market and enhanced flexibility in business operations.

     . Communications Management. We define, develop and manage consistent voice, video, data, multi-service and other global communications services. These services facilitate electronic commerce, increase competitiveness and market opportunities, and improve information sharing through a client's supply and demand chain.

     . Application Services. We offer applications development and management services on an outsourced or out-tasked basis. These services range from outsourcing of all application development and management to implementation and management of EDS-owned or third party industry applications. Benefits to clients for these services include reduced costs, extended value of technology investments, information sharing and enhanced ability to adapt to market changes.

      We operate large-scale service management centers, or SMCs, throughout the United States and in Australia, Brazil, Canada, France, Germany, the Netherlands, Spain and the United Kingdom. We also operate smaller service delivery centers at customer locations or EDS facilities throughout the world. These processing centers generally support a single or small number of customers with more specialized requirements than those supported at SMCs.

      Information Solutions accounted for a substantial majority of our revenues in 1998, and we expect Information Solutions to continue to account for a majority of our revenues in 1999.

Business Process Management

      Business Process Management, or BPM, is the outsourcing of one or more business processes or functions to an external provider to improve overall business performance. EDS is a leader in the BPM market, offering services designed to help clients enter new global markets, get products to market faster, manage customer and supplier relationships, and reduce costs.

      Our BPM services include:

     . Enterprise Customer Management. A client may outsource customer care or relationship management to EDS to develop individual customer relationships, build brand loyalty, and improve customer acquisition, retention, and lifetime value. We are a leader in this industry, offering total enterprise customer management solutions, including call centers, client loyalty programs, product fulfillment, data mining, and database marketing services. We also offer document processing services.

     . Claims Processing. We develop key processes to help governments and insurance companies manage claims payments and other transactions. With more than 30 years experience in this area, we provide end-to-end service for state health and Medicare programs. Additional services include fraud and abuse detection systems, drug rebate programs, utilization review, and decision support systems. We also support state programs for children and the elderly, as well as public safety, law enforcement, and student loan programs.

     . Settlement Processing. We offer a full range of scalable services that enable clients to bridge the gap between paper and electronic banking environments. Services are aimed at merchants, banks, loan institutions, and credit card issuers. Offerings include ATM and kiosk transaction processing, check processing, remittance processing, relocation services, debit authorizations and gateway services.

E.solutions

      We established the E.solutions line of business in May 1999 to combine our electronic business capabilities into a single business unit to address this growing market. E.solutions, a global unit with approximately
6,000 employees, includes the consulting, implementation, and solutions management capabilities of our former electronic business, CIO Services, human performances, enterprise solutions, and business intelligence services units, as well as elements of the Systemhouse business that we acquired in April 1999. We offer e.strategy, solutions consulting, systems integration, implementation and hosting services on a global basis.

      Our E.solutions services include:

     . Internet Solutions. We provide web-enabled solutions for business-to-business and business-to-consumer activities, including e.strategy, e.sales, e.marketing, portals, e.procurement, and security services.

     . Enterprise Application Services. We offer solutions that leverage internet technology and leading enterprise business software to increase our clients' efficiency throughout their value chain, helping our clients communicate with their suppliers and customers more efficiently. These services include enterprise application integration, enterprise resource planning (ERP), supply chain management, customer relationship management, application hosting and management, and knowledge solutions/business intelligence.

     . Performance Services. We provide consulting services in the following areas: IT infrastructure planning, program management, and enterprise management software services.

     . E.communities. We provide trading partners with the capabilities for electronic exchange of information, trading transactions and financial settlement. Our Automotive Network eXchange(R) offers a secure communications network for use within the automotive industry, enabling suppliers and manufacturers to exchange business data more efficiently.

A.T. Kearney

      A.T. Kearney, a leading global management consultancy, which became a subsidiary of EDS in 1995, provides clients with high value-added management consulting services, including strategy, strategic information technology, organization and operations consulting, as well as executive search services. A.T. Kearney addresses top management and CEO issues through delivery of leading-edge solutions to complex problems.

      The firm serves clients through practice teams focused on major industries, including automotive, consumer products and retail, financial institutions, and communications/high technology, as well as aerospace and defense, transportation, utilities, energy, health care and pharmaceuticals.

      A.T. Kearney's services include:

     . Strategy Consulting. A.T. Kearney's global Strategy Practice includes a broad spectrum of services from traditional corporate and business unit strategy and industry restructuring to experience in performance measurement and e.business strategy. The practice helps clients turn strategy into action, viewing strategy as the design of the entire business system and an integrated set of actions to continuously create and redefine competitive advantage.

     . Strategic Information Technology Consulting. A.T. Kearney's Strategic IT Consulting Practice provides insight, planning and operational improvement/implementation services for clients. The practice focuses on technology enabled business transformation. It assists clients in achieving business results by improving their ability to leverage and use IT or formulating results-oriented business strategies in which IT plays a central role.

     . Organization Consulting. The Organization Consulting Practice focuses on change management, enterprise transformation, business reengineering and HR management.

     . Operations Consulting. A.T. Kearney's Operations Consulting Practice involves all phases of operations, including sourcing, manufacturing, supply chain management, and negotiations. It is linked with A.T. Kearney's strategy, IT and industry practices.

Revenues

      Our fees are generally paid pursuant to contracts with our clients, which may provide for both fixed and variable fee arrangements. The terms of our client contracts range from less than one year in the high-value consulting business to up to ten years in our IT outsourcing business. Other than General Motors Corporation, no one client accounted for more than 5% of our total revenues in 1996, 1997 or 1998. Approximately 39% of our 1998 revenues were generated outside the United States.

Services for General Motors

      We provide substantially all of the worldwide data processing and telecommunications services for GM and certain of its affiliates, including integrated information systems for payroll, health and benefits, office automation, communications, and plant automation functions. The loss of GM as an ongoing major customer of EDS would have a material adverse effect on EDS.

      Immediately prior to our split-off from GM in June 1996, we entered into a new Master Service Agreement, or MSA, with GM that serves as a framework for the negotiation and operation of service agreements for certain "in-scope" IT services to be provided to GM on a worldwide basis. MSA services accounted for approximately $3.5 billion of the approximately $4.2 billion of our revenues from GM in 1998. The balance was attributable to goods and services provided outside the MSA. The MSA will continue for a period of ten years from the split-off. It may be terminated by GM if there is a change of control of EDS and certain additional conditions are met, including a determination by GM's Board of Directors that there exists substantial uncertainty about our ability to perform our obligations thereunder.

      We have entered into a number of Service Agreements with GM business units setting forth the terms and provisions applicable to specific services or projects undertaken pursuant to the MSA. At the time of the split-off, the terms of the Service Agreements then in effect with GM's North American Operations, General Motors Acceptance Corporation (U.S. and Canada) and Motors Insurance Corporation (U.S. and Canada) were each extended through December 31, 1999. We are currently negotiating the terms of the successors to these service agreements. No assurances can be given as to when such successor agreements will be entered into or the terms of such agreements. In addition, we entered into a successor Service Agreement covering GMs International Operations with a term ending on December 31, 2000. Under the terms of the MSA, our Service Agreement with Delphi Automotive Systems (U.S.) terminated at the time of its spin-off from GM in May 1999. We have entered into new master service and U.S. service agreements with Delphi under which we will continue to provide services to Delphi.

      Approximately 21% of our total revenues in 1998, and 20% of total revenues for the first half of 1999, were attributable to GM and its affiliates (as adjusted to exclude Delphi for such periods). We expect revenues attributable to GM to continue to decline as a percentage of our total revenues principally as a result of the anticipated increase in revenues from non-GM clients.

Other Recent Developments

      Before our decision to proceed with the realignment of our business organization, we began an initiative to reduce our costs, streamline our organizational structure and exit certain operating activities. As a result of this initiative, we recorded restructuring charges and related asset writedowns totaling $379.8 million in the first quarter of 1999. We expect that any remaining cash expenditures relating to these charges will be incurred primarily in the remainder of 1999. In addition, during July 1999, we announced a voluntary early retirement program available to employees meeting certain eligibility requirements. This program will result in a charge in the third quarter of 1999. The amount of this charge, which may be material, will depend upon the extent to which employees participate in the plan. As we take advantage of opportunities for organizational improvements and cost reductions in connection with our realignment, we expect to take further actions that will result in additional charges in 1999.

      On September 7, 1999, we announced that our Board of Directors had authorized the repurchase of up to 27 million shares of common stock from time to time, as well as the incurrence of debt to finance the repurchase. We intend to use the net proceeds of this offering to provide long-term financing for this stock repurchase program, including the repayment of short-term borrowings incurred to fund the repurchase program. As of October 5, 1999, we had issued approximately $913 million of commercial paper to fund our repurchases through that date. On September 15, 1999, we entered into a $1.5 billion, 364 day loan facility with Citibank, N.A., and Merrill Lynch Capital Corporation. Although borrowings under this facility may be used for other purposes, we intended to use this facility as an alternative source of financing for our stock repurchases if we were unable to issue commercial paper on terms acceptable to us. No amounts have been drawn under this facility. This facility will be terminated upon completion of the offering.

      During the second quarter of 1999, we acquired Systemhouse from MCI Worldcom for $1.65 billion in cash. This acquisition was one of four elements contemplated in our framework agreement with MCI Worldcom announced in February 1999. We are continuing negotiations with MCI Worldcom to finalize the terms of the IT and network outsourcing and joint marketing arrangements contemplated by the framework agreement. These arrangements are subject to negotiation and signing of definitive agreements, and no assurances can be given as to whether or when such agreements will be finalized.

                        DIRECTORS AND EXECUTIVE OFFICERS

      Our directors and executive officers are as follows:

DIRECTORS                 PRINCIPAL OCCUPATION
---------                 --------------------
Richard H. Brown          Chairman of the Board and Chief Executive Officer of EDS
James A. Baker, III       Senior Partner of Baker & Botts, L.L.P.
Richard B. Cheney         Chairman of the Board and Chief Executive Officer, Halliburton
                          Company
William H. Gray, III      President and Chief Executive Officer, The College Fund/UNCF
Ray J. Groves             Retired Chairman, Ernst & Young, LLP
Jeffrey M. Heller         President and Chief Operating Officer, EDS
Ray L. Hunt               Chairman and Chief Executive Officer, Hunt Oil Company
C. Robert Kidder          Chairman and Chief Executive Officer, Borden, Inc.
Judith Rodin              President, University of Pennsylvania
Enrique J. Sosa           Retired as President, Chemicals, of BP Amoco p.l.c.
EXECUTIVE OFFICERS        TITLE
------------------        -----
Richard H. Brown          Chairman of the Board and Chief Executive Officer
Jeffrey M. Heller         President and Chief Operating Officer
James E. Daley            Executive Vice President and Chief Financial Officer
Paul J. Chiapparone       Executive Vice President
Douglas L. Frederick      Executive Vice President
Troy W. Todd              Executive Vice President
John W. McCain            Senior Vice President
Kim L. McMann             Senior Vice President
Fred Steingraber          Chairman and Chief Executive Officer of A.T. Kearney

      Of the Directors, only Messrs. Brown and Heller are full-time employees of EDS. All of the Executive Officers are full-time employees of EDS. The business address of each, in their capacity as Executive Officer or Director, is c/o Electronic Data Systems Corporation, 5400 Legacy Drive, Plano, Texas 75024.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our earnings to our fixed charges for the periods presented. The ratio has been computed by dividing the sum of earnings before income taxes, undistributed equity in income (losses) of affiliates and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

          For the Years Ended December 31
       -------------------------------------------  For the Six Months Ended
        1994     1995     1996     1997     1998         June 30, 1999
        ----     ----     ----     ----     ----    ------------------------
        6.6x     5.2x     2.8x     3.8x     3.9x             2.6x

                                USE OF PROCEEDS

      The net proceeds to us from the sale of the Notes are estimated to be approximately $1,486,945,000 after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds to provide long-term financing for the stock repurchase program discussed below, including the repayment of short-term borrowings incurred to fund the repurchase program. If the net proceeds of the offering exceed the amounts needed to provide this long-term financing, we will use the balance for general corporate purposes, which may include the reduction of short-term and other indebtedness, the financing of acquisitions and capital expenditures, and the financing of our operations.

      On September 7, 1999, we announced that our Board of Directors had authorized the repurchase of up to 27 million shares of our common stock from time to time in open market or other transactions. As of October 5, 1999, we had borrowed approximately $913 million through the issuance of commercial paper to fund our repurchases through that date. These amounts accrued interest at an average annual rate of 5.3% and had an average remaining maturity of three days. We intend to use a portion of the net proceeds from the offering to repay these borrowings. On September 15, 1999, we entered into a $1.5 billion, 364 day loan facility with Citibank, N.A., and Merrill Lynch Capital Corporation. Although borrowings under this facility may be used for any purpose, we intended to use this facility as an alternative source of financing for our repurchases if we were unable to issue commercial paper on terms acceptable to us. No amounts have been drawn under this facility. This facility will be terminated upon completion of the offering.

                                 CAPITALIZATION

      The following table presents our capitalization on an unaudited consolidated basis as of June 30, 1999, and as adjusted to give effect to the offering of the Notes and the repurchase of 27 million shares of common stock at an assumed total purchase price of $1,486.9 million. No other change in our consolidated capitalization since June 30, 1999, is reflected in this table. Since June 30, 1999, there has not been any material change in the information set forth below, except as may be described elsewhere in this Prospectus Supplement or in the accompanying Prospectus. You should read this table together with our consolidated financial statements, including the notes to such financial statements, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                            June 30, 1999
                                                       ------------------------
                                                        Actual   As Adjusted(1)
                                                       --------  --------------
                                                            (In millions)
Long-term debt, less current portion.................. $2,136.8    $ 3,636.8
Redeemable preferred stock of subsidiaries and
 minority interests...................................    429.7        429.7
Stockholders' Equity:
Preferred stock, $.01 par value; authorized
 200,000,000 shares, none issued......................      --           --
Common stock, $.01 par value, 2,000,000,000 shares
 authorized; 493,379,250 shares issued, actual and as
 adjusted.............................................      4.9          4.9
Additional paid-in capital............................    961.1        961.1
Retained earnings.....................................  5,122.3      5,122.3
Accumulated other comprehensive income................   (229.6)      (229.6)
Treasury stock, at cost, 620,836 shares, actual,
 27,620,836 shares, as adjusted.......................    (34.1)    (1,521.0)
                                                       --------    ---------
  Total stockholders' equity..........................  5,824.6      4,337.7
                                                       --------    ---------
  Total capitalization................................ $8,391.1    $ 8,404.2
                                                       ========    =========

--------
(1) Adjusted to give effect to the sale of $1.5 billion in aggregate principal amount of the Notes at par, and the application of the estimated net proceeds therefrom, after underwriting discounts and estimated offering expenses of $175,000, to repurchase 27 million shares of common stock at an assumed total purchase price of $1,486.9 million, or an average purchase price of $55.07 per share.

                         SUMMARY FINANCIAL INFORMATION

      The following information was derived from our audited and unaudited financial statements. We derived the information for each of the five years ended December 31, 1998 and the information at December 31, 1994, 1995, 1996, 1997 and 1998 from consolidated financial statements audited by KPMG LLP. We derived the remaining information from our unaudited consolidated financial statements. The information is only a summary and does not provide all of the information contained in our consolidated financial statements, including the related notes and Management's Discussion and Analysis, which are part of our Annual Report on Form 10-K for the year ended December 31, 1998, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, and June 30, 1999. You should read our financial statements and other information filed with the SEC.

                                                                                             For the Six
                                                                                            Months Ended
                                           For the Years Ended December 31                     June 30
                                   ----------------------------------------------------  --------------------
                                     1994      1995       1996       1997       1998       1998       1999
                                   --------  ---------  ---------  ---------  ---------  ---------  ---------
Selected Statement of Income Data                         (Dollars in millions)
Revenues.........................  $9,960.1  $12,422.1  $14,441.3  $15,235.6  $16,891.0  $ 8,128.1  $ 8,941.9
EBITDA (1).......................   2,107.0    2,695.6    2,017.8    2,540.0    2,658.7    1,361.4    1,089.1
Adjusted EBITDA (2)..............   2,107.0    2,695.6    2,912.8    2,869.6    2,837.6    1,382.1    1,378.9
EBIT (1).........................   1,335.9    1,587.8      837.0    1,331.5    1,265.0      681.7      404.9
Adjusted EBIT (2) ...............   1,335.9    1,587.8    1,732.0    1,661.1    1,443.9      702.4      694.7
Gross interest expense...........      51.7      120.8      162.9      189.9      131.3       75.1       61.2
Net income ......................     821.9      938.9      431.5      730.6      743.4      406.1      220.0


Selected Cash Flow Data
Net cash provided by
 operating activities............  $1,482.9  $ 1,211.5  $ 1,551.8  $ 2,190.1  $ 2,087.6  $   859.2  $   686.0
Net cash used in
 investing activities............  (1,490.1)  (1,734.0)  (1,270.8)  (1,248.0)    (778.8)    (566.0)  (1,726.6)
Net cash provided by
 (used in) financing activities..     206.5      465.1       66.3   (1,129.8)    (941.4)    (520.9)     641.5


Selected Balance Sheet Data
Cash and cash equivalents........  $  608.2  $   548.9  $   879.9  $   677.4  $ 1,038.8  $   447.0  $   573.5
Total assets.....................   8,786.5   10,832.4   11,192.9   11,174.1   11,526.1   11,127.1   12,763.2
Current portion of long-term
 debt............................     203.4      247.8      133.3      109.5       47.7       87.7       54.8
Long-term debt, less current
 portion.........................   1,021.0    1,852.8    2,324.3    1,790.9    1,184.3    1,404.5    2,136.8
Redeemable preferred stock of
 subsidiaries and minority
 interests.......................      --         39.9      493.3      341.4      405.9      398.2      429.7
Total stockholders' equity.......   4,232.5    4,978.5    4,783.1    5,309.4    5,916.5    5,624.7    5,824.6


Selected Financial Measures
Ratio of adjusted EBITDA to
 interest expense................      40.8x      22.3x      17.9x      15.1x      21.6x      18.4x      22.5x
Ratio of adjusted EBIT to
 interest expense................      25.8x      13.1x      10.6x       8.7x      11.0x       9.4x      11.4x
Ratio of total debt to adjusted
 EBITDA (3)......................       0.6x       0.8x       1.0x       0.7x       0.5x       0.6x       0.9x
Total debt as a percentage of
 book capital (4)................      22.4%      29.5%      37.5%      27.5%      18.7%      22.2%      28.1%
Adjusted funds from operations as
 a percentage of total debt (5)..     131.6%     101.2%      64.7%     105.8%     150.4%     123.9%      83.9%

--------
(1) We define "EBITDA" for this purpose as earnings before interest expense, income taxes, depreciation and amortization. We define "EBIT" for this purpose as earnings before income taxes and interest expense. Both EBITDA and EBIT are measures commonly used to analyze companies on the basis of operating performance. EBITDA and EBIT are not measures of financial performance under generally accepted accounting principles and should not be considered as alternatives to net income as a measure of performance, nor as alternatives to net cash provided by operating activities as a measure of liquidity.

(2) During several of the periods presented, we recorded certain charges, adjustments and gains that have been eliminated for the purpose of calculating "adjusted EBITDA" and "adjusted EBIT." The charges and adjustments were primarily associated with restructuring activities, asset writedowns, litigation with a significant client, senior executive retirements, acquired in-process research and development activities and split-off costs. The gains resulted from the sales of limited partnership investments, a portion of our leasing portfolio, and stock of a subsidiary. For the years ended December 31, 1996, 1997 and 1998, such items resulted in a net charge of $895.0 million, $329.6 million, and $178.9 million, respectively. For the six months ended June 30, 1998 and 1999, such items resulted in a net charge of $20.7 million and $289.8 million, respectively.
(3) We define "total debt" for this purpose as the sum of long-term debt, including current portion, and redeemable preferred stock of subsidiaries.
(4) We define "book capital" for this purpose as the sum of total debt, stockholders' equity, and minority interests.
(5) We define "adjusted funds from operations" for this purpose as income before income taxes, adjusted for certain charges, adjustments and gains discussed above in footnote 2, less income tax expense calculated by multiplying such amount by our effective tax rate of 36%, plus depreciation, amortization and changes in non-current deferred tax liabilities.

                            DESCRIPTION OF THE NOTES

      The following description of the Notes is only a summary and is not intended to be comprehensive. The description should be read together with the description of the general terms and provisions of our Debt Securities provided under the caption "Description of Debt Securities" in the accompanying Prospectus. The term "2004 Notes" refers to the 6.850% Notes due 2004. The term "2009 Notes" refers to the 7.125% Notes due 2009. The term "2029 Notes" refers to the 7.450% Notes due 2029. The term "Notes" refers to the 2004 Notes, the 2009 Notes and the 2029 Notes, collectively.

General

      The 2004 Notes, the 2009 Notes and the 2029 Notes will be issued as separate series of Notes under the Indenture dated August 12, 1996, between us and Chase Bank of Texas, National Association (formerly Texas Commerce Bank, National Association), as Trustee for the Holders of the Notes (the "Trustee"), as supplemented by the First Supplemental Indenture thereto to be dated on or about October 12, 1999 (the "Indenture"). The 2004 Notes will be issued in the aggregate principal amount of $500 million, will bear interest at a rate of 6.850% per annum, and will mature on October 15, 2004. The 2009 Notes will be issued in the aggregate principal amount of $700 million, will bear interest at the rate of 7.125% per annum, and will mature on October 15, 2009. The 2029 Notes will be issued in the aggregate principal amount of $300 million, will bear interest at the rate of 7.450% per annum, and will mature on October 15, 2029. The entire principal amount of the 2004 Notes, the 2009 Notes and the 2029 Notes outstanding will be due and payable on their respective dates of maturity.

      We will pay interest on the Notes in arrears on each April 15 and October 15, beginning April 15, 2000, to the person or persons in whose names the Notes are registered at the close of business on the April 1 or October 1 immediately preceding the relevant interest payment date, except that we will pay interest payable at maturity or on a redemption date to the person or persons to whom principal is payable. If any date on which interest is payable is not a Business Day, we will pay interest on the next Business Day (without any interest or other payment due on the delay). Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. If the maturity date of the Notes falls on a day that is not a Business Day, we will pay the interest and principal payable on the next Business Day (without any interest or other payment due on the delay). "Business Day," when used with respect to any place of payment for the Notes, means a day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions or trust companies in that place of payment are authorized or obligated by law to close.

      Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

Ranking

      The Notes will be our direct, unsecured and unsubordinated obligations. The Notes will rank equal in priority with all of our other unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At June 30, 1999, we had outstanding approximately $1,768.6 million of unsecured, unsubordinated indebtedness ranking pari passu with the Notes, and approximately $83.0 million of secured indebtedness, in each case excluding indebtedness of subsidiaries. At June 30, 1999, we had no unsecured, subordinated indebtedness. At June 30, 1999, our subsidiaries had outstanding approximately $29.0 million of secured indebtedness, $311.0 million of unsecured indebtedness, and $182.9 million of redeemable preferred stock, all of which is structurally senior to the Notes. The Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

Optional Redemption

      We will have the right to redeem the Notes, in whole or in part at any time, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the Notes to be redeemed. Notice of any such optional redemption will also be published as described below under the caption "--Notices." The respective redemption prices will be equal to the greater of
(1) 100% of the principal amount of the Notes to be redeemed and (2) the sum as determined by the Quotation Agent (as defined below), of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the respective maturity date (the "Remaining Life") discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points (in the case of the 2004 Notes), 15 basis points (in the case of the 2009 Notes) or 20 basis points (in the case of the 2029 Notes), plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

      If money sufficient to pay the redemption price of and accrued interest on the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Indenture Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption. If any redemption date is not a Business Day, we will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

      If less than all of the Notes of a series are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method as the Trustee deems appropriate and fair. No Notes of $1,000 or less will be redeemed in part.

      "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

      "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

      "Quotation Agent" means the Reference Treasury Dealers.

      "Reference Treasury Dealer" means each of Merrill Lynch Government Securities Inc. and Salomon Smith Barney Inc., and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer), EDS shall substitute therefor another Primary Treasury Dealer.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the redemption date.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      EDS may at any time, and from time to time, purchase Notes at any price or prices in the open market or otherwise.

Defeasance and Covenant Defeasance

      The Notes will be subject to legal defeasance and covenant defeasance as described in the Indenture. See "Description of Debt Securities--Satisfaction and Discharge of the Indenture; Defeasance" in the accompanying Prospectus.

Book-Entry System; Delivery and Form

      The 2004 Notes, the 2009 Notes and the 2029 Notes will each be issued in the form of one or more full registered global notes ("Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") as the securities depositary, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (a "participant"). Investors may elect to hold interests in the Global Notes through either DTC (in the United States) or Cedelbank or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interest in customers' securities accounts in the names of their respective depositaries (the "U.S. Depositaries") on the books of DTC. Chase Bank of Texas, National Association will act as the U.S. Depositary for Cedelbank and for Euroclear. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states of the United States of America require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

      So long as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

      Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. None of us, the Indenture Trustee, any Paying Agent or the Registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that the Depositary or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form and registered in street name, and will be the responsibility of such participants.

      If the Depositary is at any time unwilling or unable to continue as depositary and a successor Depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the Global Notes. We may also at any time and in our sole discretion determine not to have Notes represented by

Global Notes and, in that event, will issue Notes in definitive form in exchange for the Global Notes. If an Event of Default with respect to the Notes has occurred and is continuing, an owner of beneficial interests in the Global Notes will have the right to request that their interests be represented by a
Note in definitive form. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of Notes represented by the Global Notes equal in principal amount to that beneficial interest and to have those Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless we specify otherwise. Definitive Notes can be transferred by presentation for registration to the Registrar at its New York or Luxembourg offices and must be duly endorsed by the holder or its attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Indenture Trustee duly executed by the holder or its attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

      The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      The Depositary has also advised us that the Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third-party vendors on whom the Depositary relies for information on the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third-party vendors from whom the Depositary acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Cedelbank has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its customers ("Cedelbank Customers") and facilitates the clearance and settlement of securities transactions between Cedelbank Customers through electronic book-entry changes in accounts of Cedelbank Customers, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a bank, Cedelbank is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Cedelbank Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Customer, either directly or indirectly.

      Distributions with respect to Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

      Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York ("the Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation ("the Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

      Euroclear has also advised us that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

      Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such securities on its records.

      We have appointed Chase Manhattan Bank Luxembourg S.A. as the Luxembourg Paying Agent. We will maintain a paying and transfer agent in Luxembourg as long as the Notes are listed on the Luxembourg Stock Exchange. For as long as the Notes are listed on the Luxembourg Stock Exchange, we will publish any changes as to the identity or location of the Luxembourg Paying Agent in a leading daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

Clearing and Settlement

      Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Cedelbank Customers or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the applicable U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the applicable U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

      Because of time-zone differences, credits of Notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent settlement processing and dated the business day following DTC settlement date. Such credits or any transactions in Notes settled during such processing will be reported to the relevant Cedelbank Customers or Euroclear Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of Notes by or through a Cedelbank Customer or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

      We may issue the Notes in definitive form in the limited circumstances previously set forth in "Description of the Notes--Book-Entry System; Delivery and Form." If we issue definitive Notes, principal of and interest on the Notes will be payable in the manner described above, the transfer of the Notes will be registrable, and the Notes will be exchangeable for the Notes bearing identical terms and provisions, at the office of The Chase Manhattan Bank, as paying agent (the "Paying Agent," which term includes any successor paying agent), currently located at 55 Water Street, North Building, 2nd Floor, Room 234, New York, New York 10040, and at the office of Chase Manhattan Bank Luxembourg S.A., as the Luxembourg paying agent (the "Luxembourg Paying Agent," which term includes any successor Luxembourg paying agent), currently located at 5 rue Plaits, Luxembourgville, Luxembourg; provided that payment of interest, other than interest at maturity or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding the foregoing, (1) the Depositary (as defined below) as holder of the Notes or
(2) a holder of more than $10 million in aggregate principal amount of Notes in definitive form, can require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder at a banking institution in the United States, by sending appropriate written wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable on the Note at maturity or upon redemption will be paid by wire transfer of immediately available funds to the person or persons to whom principal is payable against presentation of the Note at the office of the Paying Agent or the Luxembourg Paying Agent.

Notices

      Notices to holders of the Notes will be sent by mail to the registered holders and will be published in authorized newspapers in the City of New York, in London and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in the City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxemburger Wort. If publication in either London or Luxembourg is, in our opinion, impractical, notices shall be published by such means as will, so far as may be reasonably practicable, approximate publication in such newspaper. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

Trustee and Registrar

      Chase Bank of Texas, National Association, successor to Texas Commerce Bank National Association, will act as Trustee and Registrar with respect to the Notes. The address of the Trustee and Registrar is 600 Travis, Suite 1150, Houston, Texas 77002.

Governing Law

      The Indenture, the Notes and the Underwriting Agreement will be governed by, and construed in accordance with, the laws of the State of New York of the United States of America.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Notes by holders that (i) acquire the Notes on their original issue at their initial offering price and (ii) hold such Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on provisions of the Code, final and proposed Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary does not address all tax consequences that may be important to a holder in light of the holder's circumstances or to holders subject to special rules, such as banks and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities or currencies, broker-dealers, traders in securities that elect to mark to market, individual retirement and other tax deferred accounts, persons whose functional currency is not the U.S. dollar, and persons engaging in straddles or hedges relating to the Notes. Except as otherwise indicated, statements of legal conclusion regarding the tax treatment or tax consequences described below reflect the opinion of Baker & Botts, L.L.P., tax counsel for EDS. However, EDS has not sought and will not seek any rulings from the IRS concerning the tax consequences of the purchase, ownership, or disposition of the Notes and, accordingly, there can be no assurance that the Internal Revenue Service ("IRS") will not successfully challenge the tax consequences described below. In addition, this summary does not address foreign, state, or local tax consequences. ACCORDINGLY, EACH PROSPECTIVE PURCHASER OF NOTES IS URGED TO CONSULT WITH HIS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF NOTES, AS WELL AS THE TAX CONSEQUENCES UNDER FOREIGN, STATE, LOCAL, AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

      For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a beneficial owner of Notes other than a U.S. Holder.

Certain U.S. Federal Income Tax Considerations Applicable to U.S. Holders

      Tax Treatment of Interest on Notes. Interest paid on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time that such interest is accrued or received in accordance with the holder's method of tax accounting for U.S. federal income tax purposes. EDS expects that the Notes will not be issued with original issue discount within the meaning of the Code.

      Tax Treatment of Sale or Other Taxable Disposition. Upon a sale, retirement or other taxable disposition of Notes, a U.S. Holder will recognize ordinary income, and gain or loss, as follows:

           (a) The portion of the amount received upon disposition of a Note that is attributable to accrued interest will be treated as ordinary interest income to the holder and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

           (b) The difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the Note will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for the Note is more than one year at the time of the sale, retirement or other disposition.

      The Notes will be subject to legal defeasance and covenant defeasance. See "Description of Debt Securities--Satisfaction and Discharge of the Indenture; Defeasance" in the accompanying Prospectus. Unless accompanied by other changes in the terms of the Notes, a covenant defeasance should not be treated as a taxable exchange. However, under current United States federal income tax laws, a legal defeasance would be treated as an exchange of the Notes, with the result that U.S. Holders would recognize income, gain or loss as described above. In addition, the amount, timing and character of amounts that U.S. Holders would thereafter be required to include in income might be different from that which would be includible in the absence of that legal defeasance.

      Information Reporting and Backup Withholding. EDS is required to furnish to record holders of the Notes, other than corporations and other exempt holders, and to the IRS, information with respect to "reportable payments" on the Notes, including interest and, in certain cases, principal payments and redemption proceeds.

      Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to "reportable payments" received on the Notes. Generally, backup withholding applies only if (i) the payee fails to furnish a correct taxpayer identification number ("TIN") to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions and the IRS has notified the payor that withholding is required, or (iv) under certain circumstances, the payee fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Backup withholding does not apply, however, if the U.S. Holder properly establishes its eligibility for an exemption from backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the IRS.

Certain U.S. Federal Tax Considerations Applicable to Non-U.S. Holders

      Tax Treatment of Interest on Notes. Non-U.S. Holders will not be subject to U.S. federal income tax or the 30% withholding tax on interest paid on the Notes, provided that (i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of EDS entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to EDS through stock ownership, and is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (ii) the interest is not effectively connected with the conduct of a trade or business by (or, if a treaty applies, a permanent establishment of) the Non-U.S. Holder in the United States, and (iii) the certification requirement described in the following paragraph is fulfilled.

      The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note provides to the withholding agent a completed IRS Form W-8 (or, after December 31, 2000, an IRS Form W-
8BEN), or acceptable substitute form, on which the beneficial owner (i) certifies, under penalties of perjury, that it is not a United States person and (ii) provides its name and address and other required information. If certain requirements are satisfied, such certification and information may be provided by a securities clearing organization, bank or other financial institution holding the Note on behalf of the beneficial owner in the ordinary course of the financial institution's trade or business. Under recently adopted United States Treasury Regulations, which generally are effective for payments made after December 31, 2000, the certification and information may be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the IRS and certain other conditions are met. Prospective investors should consult their tax advisors regarding possible additional reporting requirements.

      Tax Treatment of Sale or other Taxable Disposition. A Non-U.S. Holder of a Note will not be subject to United States federal income tax or the 30% withholding tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and has certain other connections to the United States, (ii) such gain is effectively connected with the conduct of a trade or business by (or, if a treaty applies, a permanent establishment of) the Non-U.S. Holder in the United States or (iii) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

      Tax Treatment of Effectively Connected Income. If a Non-U.S. Holder of a
Note is engaged in a trade or business in the United States (and, if a treaty applies, such holder has a permanent establishment in the United States), and if interest on the Note or gain realized on the sale, exchange or other disposition of the Note is effectively connected with the conduct of such trade or business (and is attributable to that permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "--Certain U.S. Federal Income Tax Considerations Applicable to U.S. Holders" above. In lieu of the certification requirement described in the second paragraph of "--Tax Treatment of Interest on Notes" above, such a holder will be required to provide to the withholding agent a properly executed IRS Form 4224 (or, after December 31, 2000, a Form W-
8ECI) to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

      U.S. Federal Estate Tax Treatment. A Note held by an individual who is not, for United States federal estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of EDS entitled to vote and, at the time of such individual's death, payments with respect to the Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

      Backup Withholding and Information Reporting. EDS will, where required, report to Non-U.S. Holders of Notes and the IRS the amount of any interest paid on the Notes. Backup withholding will not apply to interest payments made on a Note, provided that (i) the certification requirements described above in "-- Tax Treatment of Interest on Notes" are fulfilled and (ii) EDS or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States Person.

      Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is (i) a United States person or (ii) a foreign person with certain connections to the United States, then information reporting (but not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any such payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

      Non-U.S. Holders of Notes should consult their tax advisors regarding the applicability of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax but, rather, is a method of tax collection. Non-U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual U.S. federal income tax liabilities, and may be entitled to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

      We are selling the Notes to the Underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Banc of America Securities LLC, Chase Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated are acting as representatives, under an Underwriting Agreement dated as of the date of this Prospectus Supplement. The Underwriters, and the amount of the Notes each of them has severally agreed to purchase from us, are as follows:

                             Principal Amount Principal Amount Principal Amount
        Underwriter           of 2004 Notes    of 2009 Notes    of 2029 Notes
        -----------          ---------------- ---------------- ----------------
Merrill Lynch, Pierce,
 Fenner & Smith
 Incorporated...............   $212,500,000     $297,500,000     $127,500,000
Salomon Smith Barney Inc....    212,500,000      297,500,000      127,500,000
Banc of America Securities
 LLC........................     12,500,000       17,500,000        7,500,000
Chase Securities Inc........     12,500,000       17,500,000        7,500,000
Credit Suisse First Boston
 Corporation................     12,500,000       17,500,000        7,500,000
Goldman, Sachs & Co.........     12,500,000       17,500,000        7,500,000
J.P. Morgan Securities
 Inc........................     12,500,000       17,500,000        7,500,000
Morgan Stanley & Co.
 Incorporated...............     12,500,000       17,500,000        7,500,000
                               ------------     ------------     ------------
     Total..................   $500,000,000     $700,000,000     $300,000,000
                               ============     ============     ============

      Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

      The Underwriters have advised us that they initially propose to offer the Notes to the public at the applicable public offering prices stated on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .35% of the aggregate principal amount of the 2004 Notes, .4% of the aggregate principal amount of the 2009 Notes and .5% of the aggregate principal amount of the 2029 Notes. The Underwriters may allow, and such dealers may reallow, discounts not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may change the initial public offering price, the concession to selected dealers and the allowance to other dealers.

      The Notes are offered for sale in those jurisdictions in the United States and Europe where it is legal to make such offers.

      Each Underwriter, severally and not jointly, has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction outside of the United States in which it purchases, offers, sells or delivers the Notes or possesses or distributes this Prospectus Supplement and the accompanying Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction outside of the United States to which it is subject or in which it makes such purchases, offers or sales, and neither we nor any other Underwriter shall have responsibility therefor.

      Each Underwriter, severally and not jointly, has represented and agreed that:

     . it has not offered or sold, and will not offer or sell, any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted, and will not result in, an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     . it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on; and

     . it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

      Although we have applied to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. The Underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

      Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page of this Prospectus Supplement.

      In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the Underwriters may reclaim selling concessions allowed for distributing the Notes in the offering if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

      We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $175,000.

      We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      On September 15, 1999, we entered into a $1.5 billion, 364 day loan facility with Citibank, N.A., and Merrill Lynch Capital Corporation. Although borrowings under this facility may be used for other purposes, we intended to use this facility as an alternative source of financing for our stock repurchases if we were unable to issue commercial paper on terms acceptable to us. No amounts have been drawn under this facility. This facility will be terminated upon completion of the offering. Merrill Lynch Capital Corporation and Citibank, N.A., are affiliates of Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., respectively, each of whom are Underwriters.

      The following lenders under our principal bank revolving credit and term loan facilities are affiliates of certain Underwriters of the offering: (i) Citibank, N.A., an affiliate of Salomon Smith Barney Inc.; (ii) Bank of America, N.A., an affiliate of Banc of America Securities LLC; (iii) The Chase Manhattan Bank, an affiliate of Chase Securities Inc.; and (iv) Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc. Citibank, N.A. is the Administrative Agent under these facilities. Chase Bank of Texas, National

Association, the Trustee, The Chase Manhattan Bank, the Paying Agent, and Chase Manhattan Bank Luxembourg S.A., the Luxembourg Paying Agent, are affiliates of Chase Securities Inc.

     William H. Gray, III, one of our directors, is also a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, which are affiliates of Chase Securities Inc.

     Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us and our affiliates in the ordinary course of business. They have received customary fees and commissions for these transactions.

                          VALIDITY OF THE SECURITIES

     D. Gilbert Friedlander, Senior Vice President, General Counsel and Secretary of EDS, will pass on the validity of the Notes and certain related matters on behalf of EDS. Vinson & Elkins L.L.P. will pass on the validity of the Notes for the Underwriters.

                                    EXPERTS

     The consolidated financial statements of EDS as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this Prospectus Supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              GENERAL INFORMATION

Listing

     Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation (as amended) and the Amended and Restated Bylaws of EDS and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture and EDS current annual and quarterly reports (which include consolidated financial statements), as well as all future annual reports and quarterly reports (including consolidated financial statements), so long as any of the Notes are outstanding, will be made available at the main office of Paribas Luxembourg in Luxembourg. Paribas Luxembourg will act as intermediary between the Luxembourg Stock Exchange and EDS and the holders of the Notes. In addition, copies of the annual reports and quarterly reports of EDS may be obtained free of charge at such office. EDS does not publish non-consolidated financial statements.

Material Change

     There has been no material adverse change in the financial position of EDS since December 31, 1998.

Accountants

     The independent accountants of EDS are KPMG LLP, Dallas, Texas.

Litigation

      Other than as may be disclosed or contemplated in the documents incorporated herein by reference, neither EDS nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes, and EDS is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

Authorization

      The Board of Directors of EDS adopted resolutions relating to the issue and sale of the Notes on September 2, 1999.

Identification Numbers

      The 2004 Notes have been assigned Euroclear and Cedel Common Code No. 010267129, International Security Identification Number (ISIN) US285659AD06 and CUSIP No. 285659AD0.

      The 2009 Notes have been assigned Euroclear and Cedel Common Code No. 010267200, International Security Identification Number (ISIN) US285659AE88 and CUSIP No. 285659AE8.

      The 2029 Notes have been assigned Euroclear and Cedel Common Code No. 010267234, International Security Identification Number (ISIN) US285659AF53 and CUSIP No. 285659AF5.

PROSPECTUS

                       [LOGO OF ELECTRONIC DATA SYSTEMS]

                      Electronic Data Systems Corporation

                                Debt Securities

                               ----------------

  Electronic Data Systems Corporation ("EDS") may offer and sell from time to time, at prices and on terms to be determined at or prior to the time of sale, its debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities") with an aggregate initial offering price not to exceed U.S. $2,000,000,000. The Debt Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale. The Debt Securities may be sold for U.S. dollars or one or more foreign currency units or composite currencies and the principal of, premium, if any, and interest, if any, on the Debt Securities may likewise be payable in U.S. dollars or one or more foreign currency units or composite currencies.

  The terms of the Debt Securities, including where applicable the specific designation, aggregate principal amount, denominations, ranking, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, purchase price, any terms for mandatory redemption or redemption at the option of EDS or the holder, the currency or currency unit in which principal, premium or interest is payable, any terms for exchangeability, sinking fund payments, prepayment, the initial public offering price, and the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation, if any, of such underwriters or agents, and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

  EDS may sell the Debt Securities to underwriters, to or through dealers acting as principals for their own account or acting as agents, through agents designated from time to time, or directly to other purchasers. EDS may indemnify such underwriters, dealers and agents against certain liabilities, including liabilities under the Securities Act of 1933. See "Plan of Distribution."

  This Prospectus may not be used to consummate sales of the Debt Securities unless accompanied by a Prospectus Supplement.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

                The date of this Prospectus is August 14, 1996

  No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or in an applicable Prospectus Supplement in connection with any offer made by this Prospectus and such Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by EDS or any underwriter, dealer, agent or other person. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sales made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of EDS since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. This Prospectus and any Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                             AVAILABLE INFORMATION

  EDS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by EDS with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Reports, proxy statements and other information concerning EDS can also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, and can also be obtained electronically through a variety of databases, including, among others, the Commission's Electronic Data Gathering And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis.

  This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") filed by EDS with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. Such information can be inspected at and obtained from the Commission and the NYSE in the manner set forth above. For further information pertaining to EDS and the Debt Securities, reference is hereby made to the Registration Statement. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by EDS with the Commission are hereby incorporated by reference in this Prospectus: (i) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (ii) Current Reports on Form 8-K dated April 23, 1996, June 7, 1996, June 18, 1996, and July 16, 1996.

  All documents filed by EDS with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  EDS will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to Electronic Data Systems Corporation, Investor Relations, Mail Stop H1-2D-05, 5400 Legacy Drive, Plano, Texas, 75024-3199 (Telephone Number: (972) 604-6000).

                                  THE COMPANY

  EDS is a world leader in applying information technology ("IT"), with over 30 years of experience in using advanced computer and communications technologies to meet its clients' business needs. EDS offers its clients a continuum of services worldwide, including the management of computers, networks, information systems, information processing facilities, business operations and related personnel, providing to its clients advantages in cost-effectiveness, speed of implementation and state-of-the-art technology. In delivering this continuum of services, EDS generally performs one or more of five basic functions: management consulting services (through EDS' A.T. Kearney subsidiary); creation of IT systems; assembly of IT platforms; management of IT operations; and management of business operations. EDS is able to leverage its extensive technical infrastructure and other numerous resources to offer IT services at clients' sites or through large scale information processing centers or specialized distributed service centers located worldwide.

  EDS is incorporated under the laws of the State of Delaware. EDS' principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024, telephone number: (972) 604-6000.

                                USE OF PROCEEDS

  Except as may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Debt Securities offered hereby will be used for general corporate purposes, which may include the reduction of short-term and other indebtedness, the financing of acquisitions and capital expenditures, and the financing of EDS' operations.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for EDS for the periods presented. The ratio has been computed by dividing the sum of earnings (loss) before income taxes (excluding the cumulative effect of an accounting change) and fixed charges (excluding capitalized interest) by fixed charges (including capitalized interest). Fixed charges consist of interest expense, interest capitalized (except as noted above) and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

       For the Six                  For the Years Ended December 31,
      Months Ended          ------------------------------------------------------------------------------
      June 30, 1996         1995             1994             1993             1992             1991
      -------------         ----             ----             ----             ----             ----
           (a)              5.24             6.61             5.93             4.67             4.73

--------
      (a) The deficiency in earnings to fixed charges for the six months ended June 30, 1996 was $162.6 million. Earnings before income taxes for such period include one-time charges of $850 million.

                        DESCRIPTION OF DEBT SECURITIES

  The following description summarizes certain general terms and provisions of the Debt Securities. The particular terms of the Debt Securities, including the nature of any variations from the following general provisions, will be described in the applicable Prospectus Supplement. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

  The Debt Securities, which will represent general unsecured obligations of EDS, may be issued in one or more series under an Indenture dated as of August 12, 1996 (the "Indenture") between EDS and Texas Commerce Bank National Association, as trustee (the "Trustee"). The Indenture has been filed with the Commission as an exhibit to the Registration Statement and is incorporated by reference herein. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Unless otherwise defined herein, all capitalized terms shall have the definitions set forth in the Indenture.

General

  The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The Debt Securities may be issued from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by EDS. All Debt Securities will be unsecured and will rank pari passu with all other unsecured unsubordinated indebtedness of EDS. Except as described below, the Indenture does not limit the amount of other indebtedness or securities which may be issued by EDS or any of its subsidiaries or contain financial or similar restrictions on EDS or any of its subsidiaries. EDS' rights and the rights of its creditors, including holders of Debt Securities, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise are effectively subordinated to the claims of the subsidiary's creditors, except to the extent that EDS or any of its creditors may itself be a creditor of that subsidiary.

  Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities of the series with respect to which such Prospectus Supplement is being delivered:

    (a) The title of the Debt Securities of the series;

    (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

    (c) The date or dates on which the principal and premium with respect to the Debt Securities of the series are payable;

    (d) The rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

    (e) The place or places, if any, in addition to or instead of the corporate trust office of the Trustee (in the case of Registered Securities) or the principal London office of the Trustee (in the case of Bearer Securities), where the principal, premium, and interest with respect to Debt Securities of the series shall be payable;

    (f) The price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of EDS or otherwise;

    (g) Whether Debt Securities of the series are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

    (h) If any Debt Securities of the series are to be issued as Bearer Securities or as one or more Global Securities representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of such temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

    (i) The obligation, if any, of EDS to redeem, purchase, or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased, or repaid, in whole or in part, pursuant to such obligations;

    (j) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for other Debt Securities or warrants for indebtedness or other securities of any kind of EDS or any other obligor, and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions;

    (k) If other than denominations of $1,000 or any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;

    (l) If the amount of principal, premium, or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

    (m) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

    (n) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to EDS' covenant defeasance option;

    (o) If other than such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium, and interest with respect to Debt Securities of the series shall be payable;

    (p) If other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

    (q) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium, and interest with respect to such Debt Securities due and payable;

    (r) If the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form, the Depositary for such Global Security, and the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to in the Indenture;

    (s) Any addition to or change in the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers, or sales of assets;

    (t) With regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

    (u) Any other terms of the Debt Securities of the series (which terms shall not be prohibited by the provisions of the Indenture).

  The Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (a) Bearer Securities, (b) Debt Securities with respect to which payments of principal, premium, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities), (c) Debt Securities with respect to which principal, premium, or interest is payable in a foreign or composite currency, (d) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"), and (e) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

  Payments of interest on Registered Securities may be made at the option of EDS by check mailed to the registered holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a holder by wire transfer to an account designated by such holder. Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

  Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the Prospectus Supplement relating to such Bearer Securities.

  All funds paid by EDS to a payment agent for the payment of principal, premium, or interest with respect to any Debt Securities that remain unclaimed at the end of two years after such principal, premium, or interest shall have become due and payable will be repaid to EDS, and the holders of such Debt Securities or any coupons appertaining thereto will thereafter look only to EDS for payment thereof.

Global Securities

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities. A Global Security is a Debt Security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding Debt Securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A Global Security will be deposited with, or on behalf of, a Depositary, which will be identified in the Prospectus Supplement relating to such Debt Securities. Global

Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any nominee of the Depositary to a successor Depositary or any nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities. EDS anticipates that the following provisions will generally apply to depositary arrangements.

  Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary ("participants"). Such accounts shall be designated by the dealers or underwriters with respect to such Debt Securities or, if such Debt Securities are offered and sold directly by EDS or through one or more agents, by EDS or such agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants) or records maintained by participants (with respect to interest of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner or holder of such Global Security, such Depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any of such Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

  Subject to the restrictions described under "-- Limitations on Issuance of Bearer Securities," payments of principal, premium, and interest with respect to individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of such Global Security. Neither EDS, the Trustee, any paying agent or registrar for such Debt Securities, or any agent of EDS or the Trustee will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the Depositary, its nominee, or any participants on account of beneficial interests in the Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial interests, (b) the payment to the owners of beneficial interests in the Global Security of amounts paid to the Depositary or its nominee, or (c) any other matter relating to the actions and practices of the Depositary, its nominee, or its participants. Neither EDS, the Trustee, any paying agent or registrar for such Debt Securities, or any agent of EDS or the Trustee will be liable for any delay by the Depositary, its nominee, or any of its participants in identifying the owners of beneficial interests in the Global Security, and EDS and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes.

  EDS expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, or interest with respect to a definitive Global Security representing any of such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security, as shown on the records of the Depositary or its nominee. EDS also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name." Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium, or interest with respect thereto will be subject to the restrictions described under "-- Limitations on Issuance of Bearer Securities."

  If the Depositary for a series of Debt Securities is at any time unwilling, unable, or ineligible to continue as depositary, EDS shall appoint a successor depositary. If a successor depositary is not appointed by EDS within 90 days, EDS will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, EDS may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine no longer to have Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Furthermore, if EDS so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to EDS, the Trustee, and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities of such series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by EDS, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by EDS if the Debt Securities are issuable as Bearer Securities, or (c) as either Registered Securities or Bearer Securities as described above if the Debt Securities are issuable in either form. See, however, "-- Limitations on Issuance of Bearer Securities" for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a bearer Global Security.

Limitations on Issuance of Bearer Securities

  The Debt Securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for such Debt Securities) or Bearer Securities (which will be transferable only by delivery). If such Debt Securities are issuable as Bearer Securities, certain special limitations and considerations will apply.

  In compliance with United States federal income tax laws and regulations, EDS and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of such Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell, or deliver any such Bearer Security, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

  Bearer Securities will bear a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption, or other disposition of, such Bearer Securities.

  For this purpose, "United States" includes the United States of America and its possessions, and "United States Person" means a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty

Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), or Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership," which is a certificate to the effect that a beneficial interest in a temporary Global Security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States and no interest on a Bearer Security will be paid within the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and CEDEL with respect to that portion of such temporary Global Security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

Events of Default and Remedies

  The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities:

    (a) Default in the payment of any installment of interest on any Debt Securities of that series or any payment with respect to the related coupons, if any, as and when the same shall become due and payable and continuance of such default for a period of 30 days;

    (b) Default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise;

    (c) Default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same shall become due and payable;

    (d) Default in the performance, or breach, of any covenant of EDS in the Indenture (other than a covenant or a default in whose performance or whose breach is otherwise specifically dealt with or which has expressly been included in the Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, written notice specifying such default and requiring EDS to remedy the same to EDS by the Trustee or to EDS and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

    (e) Acceleration of any indebtedness of EDS in excess of $50,000,000 under the terms of the instrument under which that indebtedness is or may be outstanding, if the acceleration is not annulled or the indebtedness is not paid within 10 days after written notice to EDS by the Trustee or by the holders of at least 25% in aggregate principal of the Debt Securities of that series at the time outstanding;

    (f) EDS shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency, or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition,
  (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, or similar official for EDS or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability or fail generally to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to insolvency;

    (g) The entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to EDS or a substantial part of any of its property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency, or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, or similar official for EDS or for a substantial part of any of its property, or (3) the winding-up or liquidation of EDS, and such order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stayed in effect for 60 consecutive days; and

    (h) Any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

  If an Event of Default described in clause (a), (b), (c), (d), (e) or (h) above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or, if Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) of and interest on all the Debt Securities of such series due and payable immediately. If an Event of Default described in clause (f) or (g) above occurs, unless the principal and interest with respect to all the Debt Securities of all series shall have become due and payable, the principal amount (or, if any series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) of and interest on all Debt Securities of all series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities.

  If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against EDS or any other obligor on the Debt Securities of such series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of EDS, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium, and interest (or, in the case of Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No holder of any Debt Security or coupon of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) such holder previously shall have given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the provisions of the Indenture.

  Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities and any related coupons of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium, or interest with respect to such Debt Securities or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and EDS, the Trustee, and the holders of the Debt Securities of that series shall be restored to their former positions and rights under the Indenture.

  The Trustee shall, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the holders of the Debt Securities of such series notice of all defaults with respect to such series known to it, unless such defaults shall have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium, or interest with respect to the Debt Securities of such series or in the making of any sinking fund payment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

Certain Covenants

  EDS has agreed to certain restrictions in connection with the issuance of the Debt Securities. The covenants of EDS contained in the Indenture will not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving EDS, such as a leveraged buyout, or a change of control of EDS.

Certain Definitions

  "Attributable Debt" means, as to any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total amount determined by multiplying (i) the greater of (a) the fair value of the Real Property subject to the arrangement (as determined by EDS) or (b) the net proceeds of the sale of the Real Property to the lender or investor by (ii) a fraction, the numerator of which is the number of months in the unexpired initial term of the lease of the Real Property and the denominator of which is the number of months in the full initial term of such lease. Sale and leaseback transactions with respect to Real Property financed by obligations issued by a state or local governmental unit (whether or not tax exempt) will not be included in any calculation of Attributable Debt.

  "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting
(a) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of EDS and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

  "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

  "Real Property" means any real property, and any building, structure or other facility thereon, located in the United States (excluding its territories and possessions, but including Puerto Rico), that EDS or any Subsidiary owns or leases and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets. The definition excludes any such real property and any building, structure or other facility or portion thereof thereon (i) which comprises EDS' former and current corporate headquarters in Dallas and Plano, Texas, respectively; (ii) that is financed by obligations issued by a state or local governmental unit (whether or not tax exempt); and (iii) which if not owned or leased by EDS or any Subsidiary, in the opinion of the board of directors of EDS, would not have a material adverse effect on the business conducted by EDS and its Subsidiaries as an entirety.

  "Restricted Subsidiary" means any Subsidiary (except a Subsidiary engaged principally in financing the operations of EDS or its Subsidiaries, or both, outside the United States) that owns a Real Property and either (i) has more than 50% of its net sales and operating revenues during the preceding four calendar quarters derived from, or more than 50% of its operating properties located in, the United States (excluding its territories and possessions, but including Puerto Rico), or (ii) has more than 50% of its assets consisting of securities of other Restricted Subsidiaries.

  "Subsidiary" means a corporation, association, partnership or other entity of which EDS or one or more Subsidiaries of EDS own, directly or indirectly, 80% or more of the outstanding voting interest.

Restrictions on Secured Debt

  EDS will not itself or permit any Restricted Subsidiary to incur, issue, assume or guarantee any Debt secured by pledge of, or mortgage or other lien on, any Real Property or on any shares of stock or Debt of any Restricted Subsidiary (such pledges, mortgages and other liens being hereinafter called "Mortgage" or "Mortgages"), without providing that the Debt Securities shall be secured equally and ratably with (or prior to) such secured Debt.

  This obligation will not apply if, after giving effect to the secured Debt, the aggregate amount of all such Debt so secured together with all Attributable Debt of EDS and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions in which the net proceeds of the Real Property is applied to retire Debt Securities or certain other Debt) involving Real Properties would not exceed 10% of EDS' Consolidated Net Tangible Assets.

  This obligation will not apply to, and there will be excluded in computing secured Debt for the purpose of the restriction, Debt secured by (i) Mortgages existing on the date the Indenture is signed, (ii) Mortgages on property, stock, or Debt of any corporation, partnership, association or other entity existing at the time that corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the Indenture, (iii) Mortgages in favor of EDS or a Restricted Subsidiary by a Restricted Subsidiary, (iv) Mortgages in favor of the United States of America or any state thereof, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, (v) Mortgages on property, stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost or development cost created or assumed within 360 days after such acquisition or completion of construction or development, and
(vi) any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing; provided, however, that (a) such extension, renewal or refinancing Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on such property) and (b) the principal amount of Debt secured by such Mortgage is not increased in an amount exceeding 105% thereof.

Restrictions on Sales and Leasebacks

  Neither EDS nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Real Property, completion of construction and commencement of full operation of which has occurred more than 360 days previously, unless either (i) EDS or the Restricted Subsidiary could create Debt secured by a Mortgage on the Real Property under the restrictions described under "--Restrictions on Secured Debt" above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes or (ii) EDS or the Restricted Subsidiary, within 120 days, applies to the retirement of the Debt Securities or other Debt of EDS or any of its Restricted Subsidiaries maturing more than one year after the sale or transfer an amount equal to the net proceeds of the sale of the Real Property sold and leased pursuant to that arrangement. This restriction will not apply to any sale leaseback transaction between EDS and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

Consolidation, Merger, and Sale of Assets

  EDS may not consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into any other person unless the following conditions have been satisfied: (a) either (1) EDS shall be the continuing person in the case of a merger or (2) the resulting, surviving, or transferee person, if other than EDS (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all of the obligations of EDS under the Debt Securities and coupons and the Indenture;
(b) immediately after giving effect to such transaction, no Default or Event of Default would occur or be continuing; (c) the Successor Company waives any right to redeem any Bearer Security under circumstances in which the Successor Company would be entitled to redeem such Bearer Security but EDS would not have been so entitled to redeem if the consolidation, merger, conveyance, transfer, or lease had not occurred; and (d) EDS shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, or sale complies with the Indenture.

Modification of the Indenture

  EDS and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities for one or more of the following purposes:

    (a) To evidence the succession of another person to EDS pursuant to the provisions of the Indenture relating to consolidations, mergers, and sales of assets and the assumption by such successor of the covenants, agreements, and obligations of EDS in the Indenture and in the Debt Securities;

    (b) To surrender any right or power conferred upon EDS by the Indenture, to add to the covenants of EDS further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions, or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition, or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);

    (c) To cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture, or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage, or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture, provided that any such action shall not adversely affect the interests of any holders of Debt Securities of any series;

    (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

    (e) To add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Registered Securities or of principal, premium, or interest with respect to Bearer Securities, or to permit Registered Securities to be exchanged for Bearer Securities, so long as any such action does not adversely affect the interests of the holders of Debt Securities or any coupons of any series in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

    (f) To comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

    (g) To add guarantees with respect to the Debt Securities or to secure the Debt Securities;

    (h) To make any change that does not adversely affect the rights of any holder;

    (i) To add to, change, or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change, or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such Debt Security with respect to such provision or (2) become effective only when there is no such Debt Security outstanding;

    (j) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

    (k) To establish the form or terms of Debt Securities and coupons of any series, as described under "Description of Debt Securities--General."

  With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, EDS and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the Debt Securities of such series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental indenture shall (a) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debt Security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any Debt Security or reduce the amount of principal of any Original Issue Discount Security that would be due and payable upon declaration of acceleration of maturity, (d) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed, (e) make any Debt Security payable in a currency other than that stated in the Debt Security, (f) release any security that may have been granted with respect to the Debt Securities,
(g) make any change in the provisions of the Indenture relating to waivers of defaults or amendments that require unanimous consent, (h) change any obligation of EDS provided for in the Indenture to pay additional interest with respect to Bearer Securities, (i) limit the obligation of EDS to maintain a paying agency outside the United States for payment on Bearer Securities or limit the obligation of EDS to redeem certain Bearer Securities, (j) change any place of payment where any Debt Security or any premium or interest thereon is payable, (k) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security (or in the case of redemption, on or after the date fixed for redemption), or (l) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

Satisfaction and Discharge of the Indenture; Defeasance

  The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) EDS has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (b) all Debt Securities and coupons of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable and EDS shall have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such Debt Securities and coupons (and if, in either case, EDS shall also pay or cause to be paid all other sums payable under the Indenture by it).

  In addition, EDS shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect such Debt Securities under certain specified covenants contained in the Indenture). If EDS exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If EDS exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

  EDS may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (a) EDS irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium, and interest with respect to such Debt Securities to maturity or redemption, as the case may be, (b) EDS delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be, (c) 123 days pass after the deposit is made and during the 123-day period no default described in clause (f) or (g) under "--Events of Default and Remedies" above occurs that is continuing at the end of such period, (d) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (e) the deposit does not constitute a default under any other agreement binding on EDS, (f) EDS delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) EDS shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (h) EDS delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with. The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, and interest with respect to the Debt Securities and coupons of the defeased series.

The Trustee

  Texas Commerce Bank National Association is the Trustee under the Indenture. The Trustee is also the trustee under a prior indenture between EDS and Texas Commerce Bank National Association and acts as a depository for funds of, performs certain other services for, and transacts other banking business with EDS and certain of its subsidiaries in the normal course of its business. Chase Manhattan Bank, an affiliate of the Trustee, acts as a depository for funds of, performs certain other services for, and transacts other banking business with EDS and certain of its subsidiaries in the normal course of business. Chase Manhattan Bank is a participating lender under EDS' current credit facility.

  EDS may appoint a separate Trustee for any series of Debt Securities.

Governing Law

  The Indenture and the Debt Securities will be governed by the laws of the State of New York.

                             PLAN OF DISTRIBUTION

  EDS may sell Debt Securities in or outside the United States of America through underwriters, dealers or agents or directly to one or more purchasers. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Debt Securities, underwriters may receive compensation from EDS or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from EDS and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from EDS will be described in the applicable Prospectus Supplement. In the event EDS sells directly to one or more purchasers, EDS' employees will not receive additional compensation in connection with their participation in such sales, and, accordingly, EDS will not register any employees as broker/dealers in reliance upon Rule 3a4-1 as promulgated under the Exchange Act.

  Under agreements which may be entered into by EDS, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by EDS against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

  The Debt Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Debt Securities.

                                 LEGAL MATTERS

  Certain matters with respect to the validity of the Debt Securities offered hereby will be passed upon for EDS by D. Gilbert Friedlander, Senior Vice President, General Counsel and Secretary of EDS, and for any underwriters, dealers or agents by a firm named in the Prospectus Supplement relating to a particular issue of Debt Securities. Mr. Friedlander is the beneficial owner of shares of Common Stock of EDS.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of EDS as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, which are incorporated in this Prospectus by reference to EDS' Current Report on Form 8-K dated April 23, 1996, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports appearing therein and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                        PRINCIPAL OFFICE OF THE COMPANY

                               5400 Legacy Drive
                               Plano, Texas 75024

                             TRUSTEE AND REGISTRAR

                   Chase Bank of Texas, National Association
                             600 Travis, Suite 1150
                              Houston, Texas 77002

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                      Chase Manhattan Bank Luxembourg S.A.
                                  5 rue Plaits
                          Luxembourgville, Luxembourg

                                 LISTING AGENT

                               Paribas Luxembourg
                              10A boulevard Royal
                               L-2093 Luxembourg

                                 LEGAL ADVISERS

                              To the Underwriters
                          as to the United States Law

                             Vinson & Elkins L.L.P.
                          2001 Ross Avenue, Suite 3700
                              Dallas, Texas 75201

                                 To the Company
                          as to the United States Law

                             D. Gilbert Friedlander
              Senior Vice President, General Counsel and Secretary
                               5400 Legacy Drive
                               Plano, Texas 75024

                                 To the Company
                 as to the United States Federal Income Tax Law

                             Baker & Botts, L.L.P.
                          2001 Ross Avenue, Suite 600
                              Dallas, Texas 75201

                            AUDITORS TO THE COMPANY

                                    KPMG LLP
                         200 Crescent Court, Suite 300
                              Dallas, Texas 75201

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                            [EDS LOGO APPEARS HERE]

                                 $1,500,000,000

                      Electronic Data Systems Corporation

                       $500,000,000 6.850% Notes due 2004
                       $700,000,000 7.125% Notes due 2009
                       $300,000,000 7.450% Notes due 2029


                      ----------------------------------
                             PROSPECTUS SUPPLEMENT
                      ----------------------------------

                          Joint Book-Running Managers

Merrill Lynch & Co.                                         Salomon Smith Barney

                               ----------------

                         Banc of America Securities LLC
                             Chase Securities Inc.
                           Credit Suisse First Boston
                              Goldman, Sachs & Co.
                               J.P. Morgan & Co.
                           Morgan Stanley Dean Witter





                                October 6, 1999

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